Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Director, Investor and Corporate Communications (386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2010
Provides 2011 Full Year Financial Guidance
     DAYTONA BEACH, Fla. — January 27, 2011 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2010.
     “We ended 2010 on a solid note,” stated ISC Chief Executive Officer Lesa France Kennedy. “We witnessed the closest finish in the history of the NASCAR Chase for the Sprint Cup Championship. ISC ended the year not only with solid financial results but also with a stronger capital structure. And, with a gradually improving economic outlook, we will carry this positive momentum into 2011. I have high expectations for ISC and NASCAR.”
     Ms. France Kennedy continued, “The anticipation for the events surrounding Speedweeks at Daytona, with the new racing surface, is at an all-time high. These events, culminating with the 53rd running of the Daytona 500, will provide a thundering launch to the 2011 motorsports season and undoubtedly generate solid interest in NASCAR. The many initiatives that ISC and other industry stakeholders, in particular NASCAR, have implemented over the past two seasons, we believe, will begin to pay dividends.
     “We have made it easier for our guests to attend ISC’s events with ticket pricing tiers for all income levels. Also, many ISC facilities are providing our fans with a more comfortable experience at the track with widened seat options. On track, NASCAR’s recent changes to improve competition have succeeded, resulting in racing as competitive as it has ever been. These changes along with various new initiatives that are underway to drive interest in the sport have and will resonate with the consumer. Finally, with an improved outlook, we anticipate to benefit from the consumers’ eventual renewed confidence in the economy.”
Fourth Quarter Comparison
     Total revenues for the fourth quarter decreased to approximately $191.0 million, compared to revenues of approximately $201.8 million in the prior-year period. Operating income was approximately $39.5 million during the period compared to approximately $50.5 million in the fourth quarter of fiscal 2009.
-more-

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 2
In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
•	During the fourth quarter of fiscal 2010, the Company recorded approximately $7.8 million, or $0.10 per diluted share, non-cash impairment charge on long-lived assets. By comparison, the 2009 fiscal fourth quarter includes non-cash impairment charges of approximately $2.9 million, or $0.04 per diluted share.

•	During the fourth quarter of fiscal 2010, the Company recognized approximately $7.3 million, or $0.09 per diluted share in expenses related to an interest rate swap. In the comparable period in 2009, the Company recognized approximately $4.3 million, or $0.05 per diluted share, in similar expense.

•	During the fourth quarter of fiscal 2010, the Company recognized approximately $6.5 million in expenses, or $0.08 per diluted share, related to a partial redemption of $150 million principal 5.4% Senior Notes maturing in 2014.

•	During the fourth quarter of fiscal 2010, the Company recognized approximately $270,000 net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway.

•	The 2009 fiscal fourth quarter included approximately $15.5 million, or $0.35 per diluted share, equity in net loss from equity investments which represents ISC’s portion of the results from its 50.0 percent indirect interest in Motorsports Authentics and includes a non-cash charge of approximately $13.7 million, or $0.28 per diluted share, for further impairment of the investment.
     Net income for the fourth quarter was approximately $15.2 million, or $0.32 per diluted share, compared to net income of approximately $9.0 million, or $0.19 per diluted share, in the prior year period. Excluding the operating results from the Company’s equity investment; the impairment of long-lived assets; interest rate swap expense; and the loss on early redemption of debt, non-GAAP (defined below) net income for the fourth quarter of 2010 was approximately $28.5 million, or $0.59 per diluted share. Non-GAAP net income for the fourth quarter of 2009 was approximately $30.6 million, or $0.63 per diluted share.
Year-to-Date Comparison
     For the year-ended November 30, 2010, total revenues were approximately $645.4 million, compared to approximately $693.2 million in 2009. Operating income for the fiscal year was approximately $122.2 million compared to approximately $147.8 million in the prior year.
     Year-over-year comparability was impacted by:
•	An IZOD IndyCar series event held at Richmond and a NASCAR Camping World Truck series event held at Auto Club Speedway in fiscal 2009 were not held in fiscal 2010. Partially offsetting this was a

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 3
NASCAR Camping World Truck series event held at Darlington in fiscal 2010 that was not held in fiscal 2009.

•	Accelerated depreciation of approximately $1.0 million, or $0.01 per diluted share, in fiscal 2009 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona development project.

•	In fiscal 2010, the Company recognized non-cash impairments of long-lived assets totaling approximately $8.9 million, or $0.11 per diluted share. In fiscal 2009, the Company recognized non-cash impairments of long-lived assets totaling approximately $16.7 million, or $0.21 per diluted share, primarily attributable to the decrease in the carrying value of its Staten Island property.

•	During fiscal 2010, the Company recognized approximately $23.9 million, or $0.30 per diluted share, in expenses related to an interest rate swap. In fiscal 2009, the Company recognized approximately $4.3 million, or $0.05 per diluted share, in similar expense.

•	During fiscal 2010, the Company recognized approximately $6.5 million in expenses, or $0.08 per diluted share, related to a partial redemption of $150 million principal 5.4% Senior Notes maturing in 2014.

•	During fiscal 2010, the Company recognized approximately $1.9 million, or $0.03 per diluted share, net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway.

•	In fiscal 2009, the approximately $77.6 million, or $1.63 per diluted share, equity in net loss from equity investments represents ISC’s portion of the results from its 50.0 percent indirect interest in Motorsports Authentics and includes a total non-cash impairment charge of approximately $69.3 million, or $1.43 per diluted share.

•	As a result of the definitive settlement agreement the Company reached last year with the Internal Revenue Service (“Service”) and based on favorable settlements and on-going discussions with certain states, the Company de-recognized potential interest and penalties totaling approximately $6.3 million or $0.13 per diluted share, in fiscal 2010. This de-recognition of interest and penalties was recognized as a reduction in income tax expense in ISC’s consolidated statement of operations. During fiscal 2009, the Company recognized interest income, net of tax, of approximately $8.9 million, or $0.18 per diluted share, as a result of the Settlement with the Service.
     Net income for the year-ended November 30, 2010, was approximately $54.5 million, or $1.13 per diluted share, compared to net income of approximately $6.8 million, or $0.14 per diluted share, in 2009. Excluding discontinued operations, the operating results from the Company’s equity investments; accelerated depreciation; the impairment of long-lived assets; the interest rate swap expense; the loss on early redemption of debt; and the interest income from the IRS and related state tax settlements, non-GAAP (defined below) net income for the year-ended

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 4
ended November 30, 2010, was approximately $73.2 million, or $1.52 per diluted share. This is compared to non-GAAP net income for the year-ended November 30, 2009 of approximately $90.7 million, or $1.86 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The adjustments for 2009 relate to Motorsports Authentics — equity in net loss from equity investment, which includes the non-cash impairment charge; accelerated depreciation; impairment of long-lived assets primarily attributable to the decrease in the carrying value of its Staten Island property; interest rate swap expense; and interest income related to the previously discussed Settlement with the Service.
     The adjustments for 2010 relate to Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairment of long-lived assets; interest rate swap expense; the loss on early redemption of debt; and the de-recognition of potential interest and penalties associated with certain state tax settlements.
     The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of its continuing core operations at its motorsports entertainment facilities. The Company believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 5

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Year Ended
	November 30, 2009	November 30, 2010	November 30, 2009	November 30, 2010

Net income	$8,996	$15,220	$6,815	$54,531
Net loss from discontinued operations	40	—	170	47

Income from continuing operations	9,036	15,220	6,985	54,578
Equity in net loss from equity investments, net of tax	17,124	164	79,277	1,155

Consolidated income from continuing operations excluding equity in net loss from equity investments	26,160	15,384	86,262	55,733
Adjustments, net of tax:
Additional depreciation	—	—	637	—
Impairment of long-lived assets	1,800	4,729	10,081	5,373
Interest rate swap expense	2,608	4,421	2,608	14,473
Loss on early redemption of debt	—	3,963	—	3,963
IRS and state tax settlements	—	—	(8,923)	(6,338)

Non-GAAP net income	$30,568	$28,497	$90,665	$73,204

Per share data:
Diluted earnings per share	$0.19	$0.32	$0.14	$1.13
Net loss from discontinued operations	—	—	—	—

Income from continuing operations	0.19	0.32	0.14	1.13
Equity in net loss from equity investments, net of tax	0.35	0.00	1.63	0.03

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.54	0.32	1.77	1.16
Adjustments, net of tax:
Additional depreciation	—	—	0.01	—
Impairment of long-lived assets	0.04	0.10	0.21	0.11
Interest rate swap expense	0.05	0.09	0.05	0.30
Loss on early redemption of debt	—	0.08	—	0.08
IRS and state tax settlements	—	—	(0.18)	(0.13)

Non-GAAP diluted earnings per share	$0.63	$0.59	$1.86	$1.52

     From a marketing partnership perspective, the Company sold all of its 2010 NASCAR Sprint Cup and Nationwide series event entitlements and was within three percentage points of achieving its gross marketing partnership revenue target for the year. For fiscal 2011, ISC has agreements in place for approximately 76 percent of its gross marketing partnership revenue target and has sold 15 of 20 available NASCAR Sprint Cup series entitlements and 12 of 16 available Nationwide series event entitlements. This is compared to last year at this time when it had approximately 77 percent of its gross marketing partnership revenue target and had entitlements for four Sprint Cup and three Nationwide races either open or not announced.
     “Corporate marketing support for our industry remains strong with an increased level of interest from our partners,” stated Ms. France Kennedy. “We are working hard to secure all 2011 Sprint Cup and Nationwide entitlements at rates equal to last year. While pricing on our inventory has stabilized, the corporate budgets are not back to pre-recession levels. Fortunately we have the largest portfolio of corporate partner relationships of any promoter in the country to work with. We continue to believe that revenues from our corporate partners will grow over the long term.”
External Growth, Financing-Related and Other Initiatives
     Hollywood Casino at Kansas Speedway
     The initial phase of the Hollywood-themed and branded entertainment destination facility will feature an 82,000 square foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc., anticipates funding the initial phase of the development, which is well underway on schedule and on budget, with a mix of equity contributions from each partner as well third party financing which it is currently pursuing.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 6
     The Company currently estimates that its share of capitalized development costs for the project, excluding its contribution of the land, will be approximately $155.0 million. In addition, the Company expects to continue to incur certain other start up and related costs through opening in the first half of 2012, a number of which will be expensed as equity in net loss from equity investments.
     Staten Island
     In connection with ISC’s efforts to sell its 676-acre parcel of property located in Staten Island, New York, on December 6, 2010, the Company announced the termination of the Agreement that it had entered into with KB Holdings in November 2009 for the sale of its Staten Island property (the “Agreement”). Upon execution of this Agreement, ISC received a non-refundable $1.0 million payment. KB Holdings did not fulfill the terms of the second amendment to the Agreement to close the transaction on or before November 30, 2010. Subsequent to the termination of the Agreement, the Company, in addition to continuing discussions with KB Holdings, is pursuing discussions with alternative buyers for the Staten Island property.
     Liquidity
     In November 2010, the Company entered into a new five year, $300 million revolving credit facility. Pricing on the facility is based on a pricing grid ranging from LIBOR plus 150 basis points to 225 basis points, depending on the better of ISC’s debt rating or its leverage ratio. Currently, interest accrues at a rate of LIBOR plus 175 basis points. On a comparable basis, the previous credit facility, negotiated in a dramatically different credit market, ranged from LIBOR plus 30 basis points to 80 basis points, based on ISC’s highest debt rating. Upon termination of the previous credit facility, it accrued interest at LIBOR plus 40 basis points.
     In November 2010, the Company completed a cash partial tender offer for approximately $63.0 million of its $150 million 2004 Senior Notes, including the payment of a tender premium of approximately $6.0 million and accrued interest. At November 30, 2010, outstanding unsecured 2004 Senior Notes totaled approximately $87.0 million, net of unamortized discounts.
     In January 2011, to refinance the tendered 2004 Senior Notes, the Company completed an offering of $65.0 million in aggregate principal amount of 4.63 percent Senior Notes due 2021 in a private placement. The deferred financing fees, along with the deferred interest rate swap balance included in accumulated other comprehensive loss, will be treated as additional interest expense and will be amortized over the life of the notes, effectively increasing the yield on the 2021 Senior Notes from 4.63 percent to approximately 6.4 percent.
     As previously discussed, in June 2008, the Company entered into an interest rate swap agreement to effectively lock in a substantial portion of the interest rate exposure on approximately $150.0 million notional amount in anticipation of refinancing the $150.0 million 2004 Senior Notes that matured in April 2009.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 7
As a result of the uncertainty with the U.S. credit markets, in February 2009, the Company amended and re-designated its interest rate swap agreement as a cash flow hedge with expiration in February 2011.
     Beginning in the fiscal third quarter 2010, the Company, based on the Federal Reserve Bank indicating that it would embark on a policy of quantitative easing to stimulate economic growth, started to unwind its swap position. As a result and based on its financial position and reduction in the anticipated debt issuance from $150.0 million to $65.0 million, the Company discontinued the cash flow hedge and settled the related liability for approximately $39.0 million. Also, at November 30, 2010, the Company had approximately $6.6 million, net of tax, deferred in other comprehensive income associated with this interest rate swap which will be amortized over life of the 2021 Senior Notes.
Capital Spending
     Capital expenditures totaled approximately $105.9 million for fiscal 2010, which includes approximately $85.7 million for projects at ISC’s existing facilities related to the track repaving and other projects at Daytona, construction of a new media center at Michigan as part of the terrace suite redevelopment project; construction of a new state of the art LED leader board and video screens at Richmond; construction of grandstand seating enhancements at Michigan and Talladega; and a variety of other improvements and renovations. The remaining balance of approximately $20.2 million is related to the International Motorsports Center building which was funded from approximately $9.1 million in long-term restricted cash; the purchase of land in Daytona; and additional capitalized spending for the Staten Island property. In comparison, capital expenditures for fiscal 2009 totaled approximately $113.7 million, which included approximately $32.2 million in long-term restricted cash used for the International Motorsports Center construction.
     At November 30, 2010, the Company had approximately $55.9 million remaining in capital projects currently approved for its existing facilities. These projects include the track repaving at Phoenix; grandstand seating enhancements and infield improvements at Michigan and Watkins Glen; parking improvements at Daytona; infield enhancements at Talladega; installation of track lighting and track enhancements at Kansas; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations to its facilities that enable it to effectively compete with other sports venues for consumer and corporate spending.
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2011, the Company expects its total fiscal 2011 capital expenditures at its existing facilities will be approximately $65 million to $75 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
     For fiscal 2010, the Company purchased 307,886 shares of its Class A stock for approximately $8.1 million, bringing the total number of shares purchased from December 2006 through November 2010 to approximately 5.2 million shares. ISC currently has approximately $29.2 million in remaining capacity on its $250 million authorization.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 8
Based on current projections, the Company anticipates seeking approval from its Board of Directors to again buy shares consistently over the year, possibly up to an amount equal to the remaining capacity. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
Fiscal 2011 Financial Outlook
     For fiscal 2011, ISC anticipates total revenues for the full year will range between $635 million and $650 million. Full year non-GAAP earnings are expected to range between $1.60 and $1.80 per diluted share after-tax, assuming the Company moves forward with approximately $30 million in share repurchases. From an earnings perspective the fourth quarter will be the Company’s most significant, followed by the first, third and second quarter.
     ISC’s 2011 guidance excludes any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property and unanticipated further impairment of the property; and any income statement impact related to the Kansas Casino development.
     ISC expects non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2011 full year to range as follows:

Year
Ending
11/30/2011
EBITDA margin	35% - 36%
Operating margin	22% - 24%
Effective tax rate	38% - 39%
1.	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.
     Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011
NASCAR Sprint Cup	4	4	5	5	5	5	7	7	21	21
NASCAR Nationwide	2	2	4	4	5	5	5	5	16	16
NASCAR Camping World	1	2	2	2	3	2	4	4	10	10
IRL IndyCar	0	0	1	0	2	0	1	0	4	0
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
Grand-Am Rolex Sports Car	1	1	1	1	4	3	0	0	6	5
AMA Superbike/Supercross	0	0	2	2	0	0	0	0	2	2

	9	10	16	15	21	17	18	17	64	59
     Sprint Cup Series:
Phoenix will move its first date to February 27, the week after the season-opening Daytona 500. Phoenix will replace Auto Club Speedway, which will move to later in the season on March 27. The 2011 Chase for the Sprint Cup Championship will begin at Chicagoland on September 18. Chicagoland’s previous race date was in early July. As a result of the previously announced realignment, Auto Club Speedway’s fall date was realigned to Kansas Speedway. Kansas will now host Sprint Cup events on June 5 and October 9. The race weekends for Martinsville and Talladega during the Chase will swap, with Talladega running the week before Martinsville.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 9
     Nationwide Series:
A second race has been added to Chicagoland on September 17
     Camping World Truck Series:
Phoenix’s truck date will move from November to February 25. Darlington will switch from August to March 12 and Michigan will shift from June to August 20.
     In closing, Ms. France Kennedy added, “We are always focused on strengthening ISC. Our top priorities, supporting our desire to be the world leader in motorsports entertainment by providing thrilling and innovative at track experiences, are to maintain a strong financial position, improve operating margins and continue a disciplined capital allocation strategy. Over the years, because of our focused approach, we have maintained a solid liquidity position and our cost of borrowings remain relatively low. The recent steps we have taken — finalizing a credit facility, tendering notes and refinancing with lower cost, longer term debt — continues our ongoing efforts to further strengthen our financial position. That has been historically a key attribute of ISC’s success and one that differentiates us from our peers.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 37514236.
     A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 10, 2011. To access, dial (800) 642-1687 and enter the code 37514236, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 10
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 11
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2009	November 30, 2010	November 30, 2009	November 30, 2010
	(Unaudited)
REVENUES:
Admissions, net	$51,639	$43,726	$195,509	$160,476
Motorsports related	130,810	127,599	432,217	420,910
Food, beverage and merchandise	16,971	16,371	56,397	52,527
Other	2,333	3,275	9,040	11,444

	201,753	190,971	693,163	645,357

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	52,200	49,888	162,960	157,571
Motorsports related	39,570	37,532	149,826	142,603
Food, beverage and merchandise	11,551	11,613	39,134	36,949
General and administrative	26,807	25,820	103,773	102,733
Depreciation and amortization	18,132	18,771	72,900	74,465
Impairment of long-lived assets	2,946	7,798	16,747	8,859

	151,206	151,422	545,340	523,180

Operating income	50,547	39,549	147,823	122,177
Interest income and other	149	39	1,080	170
Interest expense	(3,631)	(3,434)	(19,203)	(15,216)
Interest rate swap expense	(4,268)	(7,291)	(4,268)	(23,878)
Loss on early redemption of debt	—	(6,535)	—	(6,535)
Other (loss) income	(5)	—	426	—
Equity in net loss from equity investments	(15,456)	(270)	(77,608)	(1,904)

Income from continuing operations before income taxes	27,336	22,058	48,250	74,814
Income taxes	18,300	6,838	41,265	20,236

Income from continuing operations	9,036	15,220	6,985	54,578
Loss from discontinued operations, net of tax	(40)	—	(170)	(47)

Net income	$8,996	$15,220	$6,815	$54,531

Basic earnings per share:
Income from continuing operations	$0.19	$0.32	$0.14	$1.13
Loss from discontinued operations	—	—	—	—

Net income	$0.19	$0.32	$0.14	$1.13

Diluted earnings per share:
Income from continuing operations	$0.19	$0.32	$0.14	$1.13
Loss from discontinued operations	—	—	—	—

Net income	$0.19	$0.32	$0.14	$1.13

Dividends per share	$—	$—	$0.14	$0.16

Basic weighted average shares outstanding	48,445,097	47,962,137	48,520,661	48,101,529

Diluted weighted average shares outstanding	48,560,603	48,058,385	48,633,730	48,194,837

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 12
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2009	November 30, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,572	$84,166
Short-term investments	200	—
Receivables, less allowance	41,934	33,935
Inventories	2,963	2,733
Income taxes receivable	4,015	18,108
Deferred income taxes	2,172	4,288
Prepaid expenses and other current assets	8,100	6,776

Total Current Assets	217,956	150,006

Property and Equipment, net	1,353,636	1,376,751
Other Assets:
Long-term restricted cash and investments	10,144	1,002
Equity investments	—	43,689
Intangible assets, net	178,610	178,609
Goodwill	118,791	118,791
Other	29,766	9,901

	337,311	351,992

Total Assets	$1,908,903	$1,878,749

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,387	$3,216
Accounts payable	18,801	15,829
Deferred income	63,999	49,202
Income taxes payable	8,668	—
Current tax liabilities	—	4,492
Other current liabilities	19,062	19,000

Total Current Liabilities	113,917	91,739

Long-Term Debt	343,793	303,074
Deferred Income Taxes	239,767	279,641
Long-Term Tax Liabilities	20,917	2,131
Long-Term Deferred Income	12,775	11,915
Other Long-Term Liabilities	30,481	3,072
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	278	275
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	205	203
Additional paid-in capital	493,765	481,154
Retained earnings	665,274	712,099
Accumulated other comprehensive loss	(12,269)	(6,554)

Total Shareholders’ Equity	1,147,253	1,187,177

Total Liabilities and Shareholders’ Equity	$1,908,903	$1,878,749

ISC REPORTS FISCAL 2010 FOURTH QUARTER AND FULL-YEAR RESULTS	PAGE 13
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2009	November 30, 2010
	(Unaudited)
OPERATING ACTIVITIES
Net income	$6,815	$54,531

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,900	74,465
Stock-based compensation	2,172	1,819
Amortization of financing costs	591	671
Interest rate swap expense	4,268	—
Deferred income taxes	15,269	22,799
Loss from equity investments	77,608	1,904
Impairment of long-lived assets, non cash	16,747	8,859
Other, net	(314)	398
Changes in operating assets and liabilities:
Receivables, net	5,583	7,999
Inventories, prepaid expenses and other assets	174	253
Deposits with the Internal Revenue Service	111,984	—
Accounts payable and other liabilities	(484)	(19,251)
Deferred income	(40,421)	(15,657)
Income taxes	(11,187)	(26,396)

Net cash provided by operating activities	261,705	112,394
INVESTING ACTIVITIES
Capital expenditures	(113,729)	(105,934)
Proceeds from short-term investments	—	200
Decrease in restricted cash	32,448	9,142
Proceeds from affiliate	12,500	—
Equity investments and advances to affiliate	(12,550)	(31,545)
Other, net	(1,135)	(70)

Net cash used in investing activities	(82,466)	(128,207)
FINANCING ACTIVITIES
Proceeds under credit facility	—	202,000
Payments under credit facility	(75,000)	(175,000)
Payment of long-term debt	(152,801)	(67,974)
Deferred financing fees	—	(1,651)
Cash dividend paid	(6,822)	(7,706)
Reacquisition of previously issued common stock	(4,964)	(8,262)

Net cash used in financing activities	(239,587)	(58,593)

Net decrease in cash and cash equivalents	(60,348)	(74,406)
Cash and cash equivalents at beginning of period	218,920	158,572

Cash and cash equivalents at end of period	$158,572	$84,166

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